Exhibit 2.5

List of Omitted Exhibits to

Seller Lease and Agreement to Furnish

Omitted Exhibits Upon Request

1.             Graphic or Description of the Premises.

2.             Site Plan of Building.

3.             Graphic or Description of the Storage Space.

4.             Equipment.